                                                               Draft of 10/4/99

                                 SCHEDULE 14A
                    Information Required in Proxy Statement

                           SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]Preliminary Proxy Statement
[_]Confidential, for use of the Commission only (as permitted by Rule 14a-6
(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         Fox Entertainment Group, Inc.
 ...............................................................................
               (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

 ...............................................................................

Payment of Filing Fee (Check the appropriate box):
[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)Title of each class of securities to which transaction applies:
  ............................................................................
  (2)Aggregate number of securities to which transaction applies:
  ............................................................................
  (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  ............................................................................
  (4)Proposed maximum aggregate value of transaction:
  ............................................................................
  (5)Total fee paid:
  ............................................................................

[_]Fee paid previously with the preliminary materials:
 ...............................................................................

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)Amount Previously Paid:
  ............................................................................
  (2)Form, Schedule or Registration Statement No.:
  ............................................................................
  (3)Filing Party:
  ............................................................................
  (4)Date Filed:
  ............................................................................

                         FOX ENTERTAINMENT GROUP, INC.

                   Notice of Annual Meeting of Stockholders

[LOGO]Fox Entertainment
To the Stockholders of Fox Entertainment Group, Inc.:

  The Annual Meeting of Stockholders of Fox Entertainment Group, Inc. (the "Company") will be held at the Citibank Auditorium, 399 Park Avenue, 12th Floor, New York, New York, at 10:00 a.m., local time, on November 23, 1999, for the following purposes:

  1.To elect the Board of Directors for the ensuing year.

  2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending June 30, 2000.

  3. To transact such other business as may properly come before the meeting.

  All stockholders are invited to attend the meeting. Stockholders of record at the close of business on September 27, 1999, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to notice of, and to vote at, the meeting will be open to examination by the stockholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 1211 Avenue of the Americas, New York, New York 10036.

  Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope. Returning a proxy will not deprive you of your right to attend the annual meeting and vote your shares in person.

                                          By Order of the Board of Directors

/s/ Lawrence A. Jacobs
                                          Lawrence A. Jacobs
                                          Secretary

New York, New York
October 8, 1999

                         FOX ENTERTAINMENT GROUP, INC.
                          1211 Avenue of the Americas
                           New York, New York 10036

                                (212) 852-7111

                               ----------------
                                PROXY STATEMENT
                               ----------------

  The accompanying proxy is solicited by the Board of Directors of Fox Entertainment Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., local time, on November 23, 1999, at the Citibank Auditorium, 399 Park Avenue, 12th Floor, New York, New York, and any adjournment thereof.

  This proxy material is being mailed to stockholders commencing on or about October 8, 1999.

                          VOTING SECURITIES; PROXIES

  The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without additional remuneration, may also solicit proxies personally by fax and by telephone. In addition to mailing copies of this material to stockholders, the Company may request persons, and reimburse them for their expenses in connection therewith, who hold stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold stock of the Company and to request their authority for execution of the proxies.

  The Company has two classes of common stock, Class A common stock ("Class A Common Stock") and Class B common stock ("Class B Common Stock", and together with the Class A Common Stock, the "Common Stock"). Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to ten votes per share, on all matters to be voted on by stockholders. A majority of all of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. A plurality of the votes cast, present in person or represented by proxy at the Annual Meeting, is required for election of the nominees as directors. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. In all matters other than the election of directors, a majority of the votes cast by holders of shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the Annual Meeting, and entitled to vote, is required.

  The form of proxy solicited by the Board of Directors affords stockholders the ability to specify a choice among approval of, disapproval of, or abstention with respect to each matter to be acted upon at the Annual Meeting. Shares of Class A Common Stock and Class B Common Stock, represented by the proxy, will be voted, except as to matters with respect to which authority to vote is specifically withheld. Where the solicited stockholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified. Abstentions and broker non-votes will not effect the outcome of the election of directors or the ratification of the appointment of the independent public accountants. With respect to all other matters to be voted on by stockholders at the Annual Meeting, abstentions will have the same effect as "no" votes, and broker non-votes will have no effect on the outcome of the vote.

  All shares of Class A Common Stock and Class B Common Stock, represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Class A Common Stock and Class B Common Stock represented by such proxy will be voted FOR the Board's nominees for director, and FOR the ratification of the appointment of Arthur Andersen LLP and in accordance with the proxy-holder's best judgment as to any other matters raised at the Annual Meeting.

  A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later dated proxy reflecting contrary instructions or appearing at the Annual Meeting and taking appropriate steps to vote in person.

  At the close of business on September 27, 1999, 176,559,834 shares of Class A Common Stock and 547,500,000 of Class B Common Stock were outstanding and eligible for voting at the meeting. Only stockholders of record at the close of business on September 27, 1999 are entitled to notice of, and to vote at, the meeting.

  As of September 27, 1999, FEG Holdings, Inc., an indirect wholly-owned subsidiary of The News Corporation Limited ("News Corporation"), owned 51,759,834 shares of Class A Common Stock and 547,500,000 shares of Class B Common Stock of the Company, representing in the aggregate 82.7% of the equity and 97.8% of the voting power of the Company.

  FEG Holdings, Inc. has advised the Company that it intends to vote all of its shares of Class A Common Stock and Class B Common Stock in favor of the election of the nominated directors and the ratification of the appointment of the independent public accountants. Such action by FEG Holdings, Inc. will be sufficient to elect such directors and ratify the appointment of the independent public accountants without any action on the part of any other holder of Common Stock.

No Dissenter's Rights

  Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to Proposal 2.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The bylaws of the Company provide that each director serves from the date of election until the next annual meeting of stockholders and until his successor is elected and qualified. The specific number of directors is set by a resolution adopted by a majority of the entire Board of Directors. The number of directors is currently fixed at seven. Proxies cannot be voted for a greater number of persons than the number of nominees named.

  The persons named in the accompanying proxy intend to vote for the election of the nominees listed herein as directors. Each nominee has consented to serve if elected. The Board of Directors has no reason to believe that any nominee will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board of Directors.

  The following table sets forth certain information with respect to the individuals nominated and recommended to be elected by the Board of Directors of the Company and is based on the records of the Company and information furnished to it by such persons. Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by the nominees.

       Name of Nominee       Age                         Position
       ---------------       ---                         --------
     K. Rupert Murdoch.....   68 Chairman and Chief Executive Officer
     Peter Chernin.........   48 President, Chief Operating Officer
     Chase Carey...........   45 Co-Chief Operating Officer
     David F. DeVoe........   52 Senior Executive Vice President, Chief Financial Officer
     Arthur M. Siskind.....   60 Senior Executive Vice President, General Counsel
     Christos M. Cotsakos..   51 Director
     Laura D'Andrea Tyson..   53 Director

Biographical Information

  K. Rupert Murdoch has been a Director of the Company since 1985, Chairman since 1992 and Chief Executive Officer of the Company since 1995. Mr. Murdoch has been Chairman of the Board of Directors of News Corporation since 1991, and an Executive Director and Chief Executive of News Corporation since its formation in 1979. Mr. Murdoch has served as a Director of News Limited, News Corporation's principal subsidiary in Australia, since 1953, a Director of News International plc, News Corporation's principal subsidiary in the United Kingdom, since 1969, and a Director of News America Incorporated ("NAI"), News Corporation's principal subsidiary in the United States, since 1973. Mr. Murdoch has served as a Director of STAR TV since 1993 and served as Chairman from 1993 to 1998, and has served as a Director of British Sky Broadcasting Group plc ("BSkyB") since 1990 and Chairman since June 1999, and as a Director of Fox Family Worldwide ("FFW") since 1996. Mr. Murdoch is also a member of the Board of Directors of Philip Morris Companies, Inc.

  Peter Chernin has been a Director and President and Chief Operating Officer of the Company since August 1998. Mr. Chernin has been an Executive Director, President and Chief Operating Officer of News Corporation and a Director, Chairman and Chief Executive Officer of NAI, since 1996. Mr. Chernin was Chairman and Chief Executive Officer of Fox Filmed Entertainment ("FFE") from 1994 until 1996, Chairman of Twentieth Century Fox Film Corporation from 1992 until 1994 and President of FOX from 1989 until 1992. Mr. Chernin has served as a Director of TV Guide, Inc. ("TV Guide") since March 1999 and has served on the Advisory Board of PUMA AG since May 1999, and as a Director of Tickets.com, Inc. since September 1999.

  Chase Carey has been a Director of the Company since 1992 and Co-Chief Operating Officer of the Company since August 1998. Mr. Carey was President of the Company from 1995 to 1998, Executive Vice President and Chief Operating Officer from 1991 to 1995 and Senior Vice President from 1988 to 1991.
Mr. Carey is an Executive Director and has been the Co-Chief Operating Officer of News Corporation and a Director and Executive Vice President of NAI since 1996. Mr. Carey has served as the Chairman and Chief Executive Officer of Fox Television since July 1994. Mr. Carey joined Fox, Inc. (predecessor of the Company) in 1988 as Executive Vice President, served as Chief Financial Officer, and assumed the title of Chief Operating Officer in February 1992. Mr. Carey has been a member of the Boards of Directors of Star TV since 1993, FFW, Gateway, Inc. and Colgate University since 1996 and TV Guide since March 1999.

  David F. DeVoe has been a Director of the Company since 1991 and Senior Executive Vice President and Chief Financial Officer of the Company since August 1998. Mr. DeVoe has been an Executive Director, Chief Financial Officer and Finance Director of News Corporation since 1990 and Senior Executive Vice President of News Corporation since 1996. Mr. DeVoe was an Executive Vice President of News Corporation from 1990 until 1996, and has been a Director of NAI since July 1991 and a Senior Executive Vice President since January 1998. Mr. DeVoe served as Executive Vice President of NAI from 1991 to 1997. Mr. DeVoe has also been a Director of STAR TV since 1993 and a Director of BSkyB since 1994.

  Arthur M. Siskind has been a Director and Senior Executive Vice President and General Counsel of the Company since August 1998. Mr. Siskind has been an Executive Director and Group General Counsel of News Corporation since 1991 and a Senior Executive Vice President of News Corporation since 1996. Mr. Siskind served as Executive Vice President of News Corporation from 1991 until 1996. Mr. Siskind has been a Director of NAI since 1991 and Senior Executive Vice President since January 1998. Mr. Siskind served as an Executive Vice President of NAI from 1991 to 1997. Mr. Siskind has been a Director of BSkyB since 1992 and a Director of STAR TV since 1993. Mr. Siskind has been a member of the Bar of the State of New York since 1962.

  Christos M. Cotsakos has been a Director of the Company since May 1999. Mr. Cotsakos has been President, Chief Executive Officer and a Director of E*Trade Group, Inc. since March 1996 and Chairman of the Board since December 1998. Prior to joining E*Trade Group, Inc., he served as President, Co-Chief Executive Officer, Chief Operating Officer and a director of A.C. Nielsen, Inc. from March 1995 to January 1996, as President and Chief Executive Officer of Nielsen International from September 1993 to March 1995, and as

President and Chief Operating Officer of Nielsen Europe, Middle East and Africa from March 1992 to September 1993. Mr. Cotsakos serves as a director of several technology companies in both the public and private sectors including Digital Island, Inc., Critical Path Software Incorporated and National Processing Corporation.

  Laura D'Andrea Tyson has served as a director of the Company since May 1999. Dr. Tyson has been the Dean of the Haas School of Business Administration at the University of California at Berkeley since July 1998 and has been a Professor of Economics and Business Administration at the Haas School of Business since 1997. Dr. Tyson served as National Economic Advisor to the President of the United States from March 1995 to December 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. She also served as a member of the President's National Security Council and Domestic Policy Council. Dr. Tyson is also a director of Ameritech Corporation, Eastman Kodak Company, Healtheon Corporation, Human Genome Sciences, Inc. and Morgan Stanley Dean Witter.

Stockholder Vote Required

  A majority of all of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting, and an inspector of election appointed for the meeting shall determine whether a quorum is present.

  A plurality of the votes cast, present in person or represented by proxy at the Annual Meeting, is required for election of the nominees as directors. Holders of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors.

  The Board of Directors recommends that you vote in favor of the election of each of the nominees named above for election to the Board of Directors.

Committees of the Board--Board Meetings

  The Board has established an audit and a remuneration committee to assist it in the discharge of its responsibilities. The principal responsibilities of each committee and the members of each committee are described in the succeeding paragraphs. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting or by written report. The Company's Board of Directors held one meeting during the fiscal year ended June 30, 1999. All directors attended that meeting.

  The Audit Committee of the Board of Directors currently consists of Christos
M. Cotsakos and Laura D'Andrea Tyson. The Audit Committee did not hold any meetings during the fiscal year ended June 30, 1999. Its purpose is to review the Company's yearly and half-yearly financial results and statements, the findings of the Company's audit and any adjustment required as a result of the audit; to recommend to the Board of Directors that the financial statements be approved; to discuss any problems foreseen in the audit process; to review the effect of any changes in accounting policies on the financial statements; to review the auditors' fees and performance; to review the adequacy of internal control; to advise the Board of Directors on any other requested issues and such other duties as the Board of Directors may designate from time to time.

  The Remuneration Committee of the Board of Directors currently consists of
K. Rupert Murdoch, Peter Chernin and Chase Carey. The Remuneration Committee did not hold any meetings during the fiscal year ended June 30, 1999. The Committee is to review and make recommendations to the Board of Directors on the remuneration of the Chief Executive Officer, to review and make recommendations to the Chief Executive Officer on the remuneration of the other senior executive officers and such other duties as the Board of Directors may designate from time to time.

  The Board of Directors does not have a nominating committee. This function is performed by the Board of Directors as a whole.

  There are no family relationships among any of the directors or executive officers of the Company. The Company's executive officers serve in such capacity at the pleasure of the Board of Directors.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The names and ages of the executive officers of the Company as of September 27, 1999 and their positions with the Company are as follows:

      Executive Officers    Age                         Position
      ------------------    ---                         --------
     K. Rupert Murdoch.....  68 Chairman and Chief Executive Officer
     Peter Chernin.........  48 President, Chief Operating Officer
     Chase Carey...........  45 Co-Chief Operating Officer
     David F. DeVoe........  52 Senior Executive Vice President, Chief Financial Officer
     Arthur M. Siskind.....  60 Senior Executive Vice President, General Counsel

  All of the Executive Officers of the Company are also executive officers of News Corporation. As executive officers of News Corporation, the Executive Officers of the Company continue to render services to News Corporation.

  The biographical description of each Executive Officer is set forth under "Election of Directors" above.

  For the fiscal year ended June 30, 1999, no amount of compensation was paid or accrued by the Company for the account of the Executive Officers of the Company, and no amount of compensation was paid or accrued to News Corporation with respect to the services of the Executive Officers. Information regarding the compensation received by the Executive Officers for their services to News Corporation and its subsidiaries will be included in the Annual Report of News Corporation on Form 20-F for the fiscal year ended June 30, 1999.

  The Senior Executives of the Company (in addition to persons identified as Executive Officers above) are as follows:

     Senior Executives     Age                              Position
     -----------------     ---                              --------
  David Hill..............  53 Chairman and Chief Executive Officer of Fox Sports Television Group
  William Mechanic........  49 Chairman and Chief Executive Officer of Fox Filmed Entertainment
  Mitchell Stern..........  45 Chairman and Chief Executive Officer of Fox Television Stations

  Set forth below is a brief biographical description of the Senior Executives who are not Executive Officers of the Company:

  David Hill has served as Chairman and Chief Executive Officer of Fox Sports Television Group since June 1999. Mr. Hill served as Chairman and Chief Executive Officer of FOX from October 1997 until June 1999 and served as President of Fox Sports, a division of Fox Television, from December 1993 to June 1999. From July 1996 until October 1997, Mr. Hill served as Chief Operating Officer of Fox Television. In addition, Mr. Hill served as Chairman of Fox Sports Networks, LLC from April 1996 until June 1999. From April 1996 through October 1997, Mr. Hill also served as Fox Sports Networks LLC's Chief Executive Officer.

  William Mechanic has been Chairman and Chief Executive Officer of FFE since December 1996. Mr. Mechanic was President and Chief Operating Officer of FFE from 1994 until 1996 and President and Chief Operating Officer of Twentieth Century Fox from 1993 until 1994.

  Mitchell Stern has been Chairman and Chief Executive Officer of Fox Television Stations since June 1998. Mr. Stern was President and Chief Operating Officer of Fox Television Stations, Inc. from 1993 to 1998.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Set forth below is stock ownership information as of September 27, 1999 as to each person who owns, or is known by the Company to own beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), more than 5% of the Common Stock, and the number of shares of Common Stock owned by its Directors and by all Executive Officers and Directors as a group. Other than News Corporation, the persons named below own only Class A Common Stock.

                Name and Address                 Amount and Nature    Percent
              of Beneficial Owner             of Beneficial Ownership of Class
              -------------------             ----------------------- --------
   News Corporation (1)......................       599,259,834(2)      82.7%
   K. Rupert Murdoch.........................             5,000            *
   Peter Chernin.............................             4,444            *
   Chase Carey...............................             5,000            *
   David F. DeVoe............................             4,000            *
   Arthur M. Siskind.........................             4,000            *
   Christos M. Cotsakos......................            20,000            *
   Laura D'Andrea Tyson......................               -0-
   All Directors and Executive Officers as a
    group (7 persons)........................            42,444            *

--------
(1) Such shares are held by FEG Holdings, Inc., an indirect wholly-owned subsidiary of News Corporation.
(2) Consists of 51,759,834 shares of Class A Common Stock and 547,500,000 shares of Class B Common Stock. The shares of Class B Common Stock are convertible on a 1:1 basis at the option of the holder into shares of Class A Common Stock.
*  Less than one percent

  Set forth below is the information as of September 27, 1999 as to the beneficial ownership of the outstanding Ordinary Shares of News Corporation (the only class of shares of News Corporation generally entitled to voting rights) by each person who at such time owned more than five percent thereof, by the Company's Directors and Executive Officers and by all of the Directors and Executive Officers of the Company as a group. The following table does not include beneficial ownership of Preferred Limited Voting Ordinary Shares of News Corporation ("Preferred Ordinary Shares").

                Name and Address                   Amount and Nature    Percent
               of Beneficial Owner              of Beneficial Ownership of Class
               -------------------              ----------------------- --------
   Cruden Investments Pty. Limited............        613,209,949(1)     30.36%
   K. Rupert Murdoch..........................        613,209,949(1)     30.36%
   Peter Chernin..............................                -- (2)       --
   Chase Carey................................            680,000(3)         *
   David F. DeVoe.............................             32,000(4)         *
   Arthur M. Siskind..........................             27,821(5)         *
   All Directors and Executive Officers of the
    Company as a group
    (5 persons)...............................        613,949,770        30.40%

--------
(1) Includes Ordinary Shares owned by (i) Mr. Murdoch and members of his family, (ii) Cruden Investments Pty. Limited, a private Australian investment company owned by Mr. Murdoch, members of his family and various corporations and trusts, the beneficiaries of which include Mr. Murdoch, members of his family and certain charities and (iii) corporations which are controlled by trustees of settlements and trusts set up for the benefit of the Murdoch family, certain charities and other persons. By virtue of shares of News Corporation owned by such persons and entities and Mr. Murdoch's positions as Chairman and Chief Executive of News Corporation and Chairman and Chief Executive Officer of the Company, Mr. Murdoch
   may be deemed to control the operations of News Corporation and the Company. In addition, Mr. Murdoch, Cruden Investments Pty. Limited and such other entities beneficially own 241,211,302 Preferred Ordinary Shares. The address of Cruden Investments Pty. Limited is Level 2, 306 Little Collins Street, Melbourne, Victoria, Australia.
(2) Mr. Chernin has been granted options to purchase 4,175,000 Preferred Ordinary Shares, of which 1,700,000 are currently exercisable or become exercisable within 60 days. In addition, Mr. Chernin was granted options to purchase 600,000 Preferred Ordinary Shares subject to the approval of shareholders at News Corporation's Annual General Meeting to be held on November 3, 1999.
(3) Such shares are subject to currently exercisable options. Mr. Carey has been granted options to purchase 2,780,000 Preferred Ordinary Shares, of which 1,815,000 are currently exercisable or become exercisable within 60 days. In addition, Mr. Carey was granted options to purchase 360,000 Preferred Ordinary Shares subject to the approval of shareholders at News Corporation's Annual General Meeting to be held on November 3, 1999.
(4) In addition, Mr. DeVoe beneficially owns 24,000 Preferred Ordinary Shares and has been granted options to purchase 1,020,000 Preferred Ordinary Shares, of which 365,000 are currently exercisable or become exercisable within 60 days. Mr. DeVoe has also been granted options to purchase 300,000 Preferred Ordinary Shares subject to the approval of shareholders at News Corporation's Annual General Meeting to be held on November 3, 1999.
(5) In addition, Mr. Siskind beneficially owns 50,143 Preferred Ordinary Shares and has been granted options to purchase 1,460,000 Preferred Ordinary Shares, of which 805,000 are currently exercisable or become exercisable within 60 days. Mr. Siskind has also been granted options to purchase 300,000 Preferred Ordinary Shares subject to the approval of shareholders at News Corporation's Annual General Meeting to be held on November 3, 1999.
*  Less than one percent.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships Between the Company and News Corporation

Business Relationships

  News Corporation and its subsidiaries have, in the past, engaged in a broad range of relationships with the Company and its subsidiaries. These relationships have included the purchase by programming platforms owned, in whole or in part, by News Corporation of programming created or owned by the Company; the purchase by the Company of television and movie rights related to books published by HarperCollins Publishers Inc. or other News Corporation publications; the purchase of advertising in TV Guide and in free-standing inserts or other publications of News Corporation; and the purchase of certain television broadcasting equipment services from News Corporation. The Company believes that the terms and conditions of all such arrangements were comparable to those the Company believes would pertain to transactions with unaffiliated third parties.

Master Intercompany and Other Agreements

  For purposes of governing certain on-going relationships between the Company and News Corporation, the Company and News Corporation have entered into various agreements and relationships, including those described below. The agreements described below were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of arm's-length negotiations between independent parties. There can be no assurance, therefore, that each of such agreements, or the transactions provided for therein, or any amendments thereof will be effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

  The following descriptions summarize all material terms of such agreements.

Master Intercompany Agreement

  The Company and News Corporation have entered into a Master Intercompany Agreement which provides, among other things, for certain agreements governing the relationship between the Company and News Corporation. The consideration for each of the services and other arrangements set forth in the Master Intercompany Agreement have been mutually agreed upon between News Corporation and the Company based upon allocated costs, provided that all such consideration and any material arrangements is subject to the approval of the respective Audit Committees of the Company's and News Corporation's Boards of Directors. For the fiscal year ended June 30, 1999, no amount was paid or accrued by the Company to or for the account of News Corporation for services under the Master Intercompany Agreement other than the amounts set forth under "Cash Management and Financing."

  Cash Management and Financing

  Pursuant to the Master Intercompany Agreement, the Company may utilize the worldwide treasury and cash management function, including the use of bank overdraft facilities, of News Corporation and its subsidiaries, subject to certain limitations. In addition, the Company's cash balances are available to News Corporation and its subsidiaries. From November 11, 1998, interest on outstanding intercompany balances (see "Intercompany Debt") has been charged at commercial market rates not exceeding News Corporation's average cost of borrowings as set forth in the Master Intercompany Agreement. At June 30, 1999, the intercompany interest rate approximated 8%.

  Executive Officer Services

  The Master Intercompany Agreement provides that News Corporation or its subsidiaries will make available to the Company the services of Messrs. K. Rupert Murdoch, the Company's Chairman and Chief Executive Officer; Peter Chemin, the Company's President and Chief Operating Officer; Chase Carey, the Company's Co-Chief Operating Officer; David F. DeVoe, the Company's Senior Executive Vice President and Chief Financial Officer; and Arthur M. Siskind, the Company's Senior Executive Vice President and General Counsel, and such other employees of News Corporation as the Company and News Corporation may from time to time designate.

  Although it is contemplated that such executives will spend a considerable portion of their business time in connection with the business of the Company, they will also be engaged in activities for News Corporation not related directly to the business of the Company. In addition, pursuant to the Master Intercompany Agreement, News Corporation may terminate the availability of the services of such executives upon notice to the Company.

  Services of Company Employees

  The Master Intercompany Agreement provides that News Corporation and its subsidiaries may from time to time request certain employees of the Company to devote time to the business activities of News Corporation, its subsidiaries and affiliated and associated companies.

  Facility Arrangements

  Certain of the Company's facilities are or may in the future be located on premises owned or leased by News Corporation, or entities in which News Corporation has an interest. Furthermore, certain facilities of News Corporation, or entities in which News Corporation has an interest, are or may in the future be located on premises owned or leased by the Company. The Master Intercompany Agreement provides that News Corporation and its subsidiaries, on the one hand, and the Company, on the other hand, will permit each other to use all or a portion of their respective premises.

  Employee Matters

  The Master Intercompany Agreement provides that certain employees of the Company may from time to time continue to be eligible to participate in stock option and other employee benefit plans maintained by News Corporation and its subsidiaries. The Company will assume and be solely responsible for all liabilities and obligations whatsoever with respect to current officers and employees of the businesses owned and operated by the Company and former officers and employees of such businesses who, immediately prior to the termination of their employment, were employed in such businesses.

  Insurance

  The Master Intercompany Agreement provides that News Corporation or its subsidiaries will provide insurance coverage on behalf of the Company against certain risks and in amounts of coverage consistent with current coverages or as otherwise may be agreed between them. The Master Intercompany Agreement further provides that News Corporation will not be obligated to maintain any type or amount of coverage.

  Services

  The Master Intercompany Agreement provides that News Corporation and its subsidiaries will continue to provide various services to each other, including material procurement, transportation and financial and administrative services.

  Trademarks

  The Master Intercompany Agreement provides that News Corporation and its subsidiaries and the Company will be granted a royalty-free license to use certain trademarks and service marks of the Company and that the Company will be granted a royalty-free license to use certain trademarks and service marks of News Corporation and its subsidiaries. The Master Intercompany Agreement also provides that the license granted by News Corporation to the Company may be terminated at any time by News Corporation.

  Indemnities by the Company

  News Corporation or its subsidiaries have, in the past, given certain guarantees or made commitments relating to the businesses that are conducted by the Company. These include commitments made in connection with film rights agreements and funding and other obligations made to Liberty IFE, Inc., the holder of Series A Preferred Stock of FFW having a liquidation preference of $345 million. The Master Intercompany Agreement provides that the Company will assume all such obligations and commitments, and will indemnify and hold News Corporation and its subsidiaries harmless from and against all liabilities arising from any default thereunder.

Indemnities by News Corporation

  The Master Intercompany Agreement provides that News Corporation will indemnify and hold the Company harmless from and against any and all liabilities arising from any default under the debt instruments or obligations of News Corporation which have been guaranteed by the Company or will be guaranteed by the Company in the future.

Tax Sharing Agreement

  The Company and certain of its subsidiaries are included in the consolidated group of News Publishing Australia Limited, the principal U.S. subsidiary of News Corporation, for U.S. federal income tax purposes (the "Consolidated Group") as well as in certain consolidated, combined or unitary groups which include News Publishing Australia Limited and/or certain of its subsidiaries (a "Combined Group") for state and local income tax purposes. The Company and News Publishing Australia Limited have entered into a tax sharing agreement

(the "Tax Sharing Agreement"). Pursuant to the Tax Sharing Agreement, the Company and News Publishing Australia Limited generally make payments between them such that, with respect to tax returns for any taxable period in which the Company or any of its subsidiaries is included in the Consolidated Group or any Combined Group, the amount of such consolidated or combined taxes to be paid by the Company will be determined, subject to certain adjustments, as if the Company and each of its subsidiaries included in the Consolidated Group or Combined Group filed their own consolidated, combined or unitary tax return. Net operating losses and other future tax benefits actually availed of to reduce the tax liabilities of the Consolidated Group or Combined Group and any taxes actually paid by the Company's subsidiaries included in such Groups will be taken into account for this purpose. The Company and News Publishing Australia Limited will cooperate in preparing any tax return filed with respect to the Consolidated Group or any Combined Group.

  News Publishing Australia Limited is primarily responsible for preparing and filing any tax return with respect to the Consolidated Group or any Combined Group, as well as for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group. The Company is responsible for preparing and filing any tax returns that include only the Company and its subsidiaries and for any taxes with respect to such tax returns.

  In general, the Company will be included in the Consolidated Group for so long as News Publishing Australia Limited beneficially owns at least 80% of the total voting power and value of the outstanding stock of the Company. Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between the Company and News Publishing Australia Limited, during the period in which the Company is included in the Consolidated Group, the Company could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of the Consolidated Group.

Intercompany Debt

  Prior to the consummation of the initial public offering which closed on November 16, 1998, News Corporation and its subsidiaries eliminated certain of the Intercompany borrowings owed by the Company, and the Company issued Intercompany Notes to a subsidiary of News Corporation in an aggregate amount of $4.5 billion, representing the remaining Intercompany borrowings and payment of dividends by the Company to a subsidiary of News Corporation (and $4.5 billion was the largest aggregate amount of such indebtedness in the fiscal year ended June 30, 1999). The Intercompany Notes constitute unsecured, general obligations of the Company and mature on June 30, 2003. The Intercompany Notes bear interest at a rate equal to the average cost of long-term debt of News Corporation (currently 8% per annum), adjusted annually. The Company used the entire net proceeds from the initial public offering to repay a portion of the amounts due under the Intercompany Notes. The aggregate amount outstanding under the Intercompany Notes at June 30, 1999 was approximately $1.4 billion.

Credit Arrangements

  News Corporation and certain of its subsidiaries, including the Company and certain of its significant subsidiaries (the "Fox Guarantors"), are guarantors of the obligations of NAI under various guaranteed debt instruments (the "Guaranteed Debt Instruments"). Such guarantees, including those of the Company, represent contingent and not current obligations of the Fox Guarantors. The principal amount of indebtedness outstanding under such Guaranteed Debt Instruments at June 30, 1999 was approximately $9.2 billion, which amount includes approximately $1 billion of obligations under Exchangeable Trust Originated Preferred SecuritiesSM due 2016. The Guaranteed Debt Instruments mature at various times between 1999 and 2096, with a weighted average maturity of over 20 years, and are generally not redeemable prior to maturity. The indentures governing the Guaranteed Debt Instruments limit the ability of News Corporation and its subsidiaries (including the Fox Guarantors) to subject their properties to liens. Certain Guaranteed Debt Instruments issued prior to March 1993 also may impose limitations on the ability of News Corporation and its subsidiaries, including the Company to incur indebtedness in certain circumstances. The Guaranteed Debt Instruments also contain customary representations, warranties, covenants and events of default. Under the terms of the Guaranteed Debt Instruments, the holders thereof have the right to require NAI to make an offer to repurchase the outstanding debt instruments in the event of a "Change of Control Triggering Event." A Change of Control Triggering Event occurs when the Guaranteed Debt Instrument is downgraded below investment grade following a "Change of Control" of News Corporation or an announcement of an intended Change of Control (or in the event the Guaranteed Debt Instrument is not investment grade at such time, a reduction in the rating by one or more gradations). A Change of Control occurs when a person other than News Corporation, subsidiaries and certain affiliates of News Corporation and the Murdoch Family (as defined in the Guaranteed Debt Instruments) owns (i) 30% or more of the voting power of News Corporation's common shares or (ii) if the Murdoch Family is the beneficial owner of more than 30% of such voting power of News Corporation, a percentage greater than that owned by the Murdoch Family. Certain Guaranteed Debt Instruments require any subsidiary of News Corporation which issues any guarantee for money borrowed in excess of $50 million to guarantee all outstanding and future senior indebtedness issued by News Corporation or its affiliates pursuant to the indentures governing the Guaranteed Debt Instruments. Therefore, additional subsidiaries of the Company may from time to time be required to become guarantors under certain Guaranteed Debt Instruments.

  The Fox Guarantors have also guaranteed the obligations of News Corporation and certain of its subsidiaries under the Revolving Credit Agreement. The Revolving Credit Agreement provides for borrowings of up to approximately $2.0 billion and expires on June 30, 2004. As of September 27, 1999, there were no borrowings outstanding under the Revolving Credit Agreement. The Revolving Credit Agreement contains certain covenants which, among other things, limit the ability of News Corporation and the Fox Guarantors to subject their properties to liens, to incur indebtedness, to make certain investments and to prepay certain indebtedness. News Corporation is also required to maintain certain financial covenants, calculated on a consolidated basis, including a leverage ratio, interest coverage ratio and fixed charge covenant ratio. The Revolving Credit Agreement also contains representations, warranties, covenants and events of default customary to senior unsecured credit facilities of similar size and nature. Each subsidiary of News Corporation, including subsidiaries of the Company, which account for greater than 5% of the consolidated operating income of News Corporation are required to become guarantors under the Revolving Credit Agreement. Therefore, additional subsidiaries of the Company may from time to time be required to become guarantors under the Revolving Credit Agreement in certain circumstances.

  In addition to the foregoing, the Company and its subsidiaries may from time to time in the future guarantee additional obligations of News Corporation and its subsidiaries.

  Pursuant to the Master Intercompany Agreement, News Corporation has agreed to indemnify and hold the Company and its subsidiaries harmless from and against all liabilities arising from any default under the debt instruments or obligations of News Corporation or its subsidiaries (other than the Company) which have been guaranteed by the Company or its subsidiaries.

Acquisition of Liberty Media Corporation's Interest in Fox/Liberty Networks,
LLC

  On July 15, 1999, News Corporation acquired substantially all of Liberty Media Corporation's and its related companies' 50% interest in Fox/Liberty Networks, LLC and certain related businesses. In exchange for its interest, Liberty received approximately 51.8 million ADRs (representing 207.1 million Preferred Ordinary Shares of News Corporation) valued at $1.425 billion.

  Upon consummation of this transaction on July 15, 1999, News Corporation transferred the acquired interests to the Company in exchange for 51,759,834 shares of the Company's Class A Common Stock valued at $1.425 billion. This transfer to the Company increased News Corporation's equity interest to 82.7% from 81.44% while its voting interest remained at 97.8%.

                                  PROPOSAL 2

                        INDEPENDENT PUBLIC ACCOUNTANTS

Ratification of Appointment of Independent Public Accountants

  The firm of Arthur Andersen LLP, independent public accountants, has audited the books and records of the Company for the previous fiscal year. Accordingly, the Board of Directors recommends that the stockholders vote FOR the ratification of the appointment by the Board of Directors of the firm of Arthur Andersen LLP to audit the books and accounts of the Company for the fiscal year ending June 30, 2000.

  Representatives of Arthur Andersen LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

  The Board of Directors recommends that you vote in favor of the ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of common stock and the other equity securities of the Company. Officers, directors, and persons who beneficially own more than ten percent of a registered class of the Company's equities are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of copies of reports furnished to the Company and upon representations made, except as described below, the Company believes that during the fiscal year ended June 30, 1999, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

  In August 1999, FEG Holdings, Inc., News Corporation and NAI filed an Annual Statement of Changes in Beneficial Ownership to report the filing persons' initial beneficial ownership as of November 9, 1998 of 547,500,000 shares of Class A Common Stock of the Company (representing shares of Class A Common Stock issuable upon conversion of a like number of shares of Class B Common Stock).

                                 ANNUAL REPORT

  The Annual Report of the Company for the fiscal year ended June 30, 1999 is being mailed to stockholders with this proxy statement.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the Company's 2000 Annual Meeting of Stockholders must be received by the office of the Secretary of the Company at 1211 Avenue of the Americas, New York, New York 10036 no later than June 11, 2000, for inclusion in the Company's proxy statement and form of proxy relating to such meeting. All proposals must comply with applicable Commission rules and regulations. In addition, in order for nominations or other business to be properly brought before the Company's 2000 Annual Meeting of Stockholders, stockholders must give timely notice thereof in writing to the Secretary of the Company at the Company's offices not less than 45 or more than 75 days prior to the anniversary date on which the Company first mailed its proxy materials for the preceding year's Annual Meeting; provided, however, that if the date of the Annual Meeting is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's Annual Meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of (i) the 90th day prior to the Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. The bylaws of the Company define "public announcement" for these purposes, as disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person's written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner; and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company's voting shares to elect such nominee or nominees.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

  THE COMPANY UNDERTAKES TO PROVIDE ITS STOCKHOLDERS WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, FOX ENTERTAINMENT GROUP, INC., 1211 AVENUE OF THE AMERICAS, NEW YORK, NY 10036.

                         FOX ENTERTAINMENT GROUP, INC.
              ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 23, 1999
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


        The undersigned stockholder in Fox Entertainment Group, Inc. ("Corporation") hereby constitutes and appoints K. Rupert Murdoch, David F. DeVoe and Arthur M. Siskind, and each of them, his true and lawful attorneys and proxies, with full power of substitution in and for each of them, to vote all shares of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Citibank, N.A., 399 Park Avenue, 12th Floor, New York, New York, at 10:00 a.m., local time, or at any postponement or adjournment thereof, on any and all of the proposals contained in the Notice of the Annual Meeting of Stockholders, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement or adjournment thereof.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE.

(Continued and to be signed and dated on the other side)


                                        FOX ENTERTAINMENT GROUP, INC.
                                        P.O. BOX 11191
                                        NEW YORK, N.Y. 10203-0131

     [______]

                                  THE DIRECTORS RECOMMEND A VOTE FOR PROPOSAL 1



 1.   Election of Directors          FOR all nominees   [  ]            WITHHOLD AUTHORITY   [  ]            *EXCEPTIONS   [  ]
                                     listed below                       to vote for all
                                                                        nominees listed
                                                                        below

      Nominees: K. Rupert Murdoch, Peter Chermin, Chase Carey, David F. DeVoe, Arthur M. Siskind, Christos M. Cotsakos and
      Laura D'Andrea Tyson
      (INSTRUCTIONS:  To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)


                              THE DIRECTORS RECOMMEND A VOTE FOR PROPOSAL 2

2.   Proposal to ratify Arthur Andersen LLP
     as independent accountants.                     For  [  ]           Against  [  ]         Abstain [  ]



                                Change of Address and
                                or Comments Mark Here  [  ]

The above named proxies are granted the authority, in their discretion, to act upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Dated: ______________________________________________, 1999

___________________________________________________________
                         Signature(s)
___________________________________________________________
                          Signature

Votes must be indicated (x) in Black or Blue ink.

Please sign exactly as your name appears and return this proxy immediately in the enclosed stamped self-addressed envelope.